EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G to which this Agreement is annexed as Exhibit A, and any amendments thereto, is and will be filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: April 13, 2026

SRB CORPORATION
By:	/s/ Frederick C. Childs
Name: Frederick C. Childs Title: Vice President
THE PLYMOUTH ROCK COMPANY INCORPORATED
By:	/s/ Andrew A. McElwee, Jr.
Name: Andrew A. McElwee, Jr. Title: President
PALISADES SAFETY AND INSURANCE ASSOCIATION By: Plymouth Rock Management Company of New Jersey, its Attorney-in-Fact
By:	/s/ Stephen G. Kalinsky
Name: Stephen G. Kalinsky Title: President